Exhibit 99.1

LITHIA MOTORS ACQUIRES STAR TOYOTA AND STAR HONDA IN ABILENE, TEXAS

Lithia now has thirteen stores in Texas

MEDFORD, ORE. November 2, 2005 (5:00 p.m. Pacific) - Lithia Motors, Inc. (NYSE: LAD) the country's eighth-largest automotive dealership group, today announced it has acquired Star Toyota and Star Honda in Abilene, Texas. The stores have combined annualized revenues of approximately $60 million. This is Lithia's first dealership in the Abilene market. Lithia's other stores in Texas include 3 stores in San Angelo, 4 stores in Odessa, 3 stores in Midland and 1 store in Grapevine.

The dealerships started operations as Lithia Toyota of Abilene and Honda of Abilene on November 2, 2005. Lithia now generates approximately $450 million in annualized revenues in the state of Texas.

"We entered the Texas market back in January of 2002 with the acquisition of our first West Texas operations. Last year we acquired a Toyota store in Odessa, Texas. Abilene represents the type of regional market where Lithia has been a success in the past."

"Lithia began as a small Dodge store in Southern Oregon, where we learned that customer service and establishing long-term relationships with our customers are vital. All of our stores continue to remain active in the communities where they are located and charitable giving and community contributions are core values of the company," said Lithia's Executive Vice President Bryan DeBoer.

Other News

In early October, Lithia completed the acquisition of Lithia Honda of Midland and Chrysler and Jeep franchises that were added to our existing Dodge store in Midland, Texas.

About Lithia

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 25 brands of new vehicles and operates 93 stores and 184 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 98,331 new and used vehicles and had $2.7 billion in total revenue in 2004.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com - go to Investor Relations